Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
OF
ENVIRONMENTAL CREDITS, LTD.
(a Delaware corporation)
AND
GLYECO, INC.
(a Nevada corporation)

AGREEMENT AND PLAN OF MERGER entered into on October 31, 2011 by Environmental Credits, Ltd., a Delaware corporation (the "Company"), and approved by resolution adopted by its Board of Directors and majority stockholders on October 20, 2011, and entered into on October 31, 2011 by GlyEco, Inc., a Nevada corporation ("Merger Sub"), and approved by resolution adopted by its Board of Directors on said date.

WHEREAS, the Company is a business corporation of the State of Delaware;

WHEREAS, Merger Sub is a business corporation of the State of Nevada;

WHEREAS, Merger Sub is the wholly-owned subsidiary of the Company:

WHEREAS, the Delaware General Corporation Law (the “DGCL”) permits a merger of a business corporation of the State of Delaware with and into a business corporation of another jurisdiction;

WHEREAS, the Company does not intend to carry on any business except the business necessary to wind up and liquidate its business and affairs by means of a merger with and into a business corporation of the State of Nevada; and

WHEREAS, The Company and Merger Sub and the respective Boards of Directors thereof declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge the Company with and into Merger Sub (the “Merger”) pursuant to the provisions of the DGCL and pursuant to the provisions of the Nevada Revised Statutes (the “NRS”) upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by the Company and approved by a resolution adopted by its Board of Directors and being thereunto duly entered into by Merger Sub and approved by a resolution adopted by its Board of Directors, the Merger and the terms and conditions thereof and the mode of carrying the same into effect, are hereby determined and agreed upon as hereinafter in this Agreement and Plan of Merger set forth.

1.          The Company shall, pursuant to the provisions of the DGCL and to the provisions of the NRS, be merged with and into Merger Sub, which shall be the surviving corporation from and after the effective time of the Merger and which is sometimes hereinafter referred to as the "surviving corporation,” and which shall continue to exist as said surviving corporation under the name GlyEco, Inc. pursuant to the provisions of the NRS. The separate existence of the Company, which is sometimes hereinafter referred to as the "terminating corporation," shall cease at said effective time in accordance with the provisions of the DGCL.

2.          The present Articles of Incorporation of Merger Sub will be the Articles of Incorporation of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the NRS.

3.          The present By-Laws of Merger Sub will be the By-Laws of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Nevada Revised Statutes.

4.          The directors and officers in office of Merger Sub at the effective time of the Merger shall be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

5.          Each issued share of the common stock of the terminating corporation shall, from and after the effective time of the Merger, be converted into one (1) share of the common stock of the surviving corporation. The surviving corporation shall not issue any certificate or scrip representing a fractional share of common stock but shall instead issue one (1) full share for any fractional interest arising from the Merger.

6.          The class of preferred stock designated as Series A Preferred Stock of the terminating corporation, of which none are issued and outstanding as of the date of this Agreement and Plan of Merger, shall automatically be terminated upon the consummation of the Merger.

7.          Stockholders of the terminating corporation shall continue to have rights to notices, distributions or voting with respect to the surviving corporation, and shall receive certificates representing shares of the surviving corporation upon tender of certificates representing shares of the terminating corporation for exchange.

8.          Except to the extent otherwise provided in the terms of outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for common stock of the terminating corporation, each outstanding option, warrant or other right to purchase, and each outstanding security convertible into or exchangeable for common stock shall be converted into an option, warrant or other right to purchase, or security convertible into or exchangeable for common stock of the surviving corporation on the basis of one (1) share of the common stock of the surviving corporation for each share of common stock of the terminating corporation. The exercise price or conversion ratio set forth in such option, warrant or other right to purchase, or security convertible into or exchangeable for common stock of the surviving corporation shall be ratably adjusted so that the total exercise or conversion price shall be the same as under the option, warrant, or other right to purchase, or security convertible into or exchangeable for common stock of the terminating corporation.

9.          In the event that this Agreement and Plan of Merger shall have been fully approved and adopted upon behalf of the terminating corporation in accordance with the provisions of the DGCL and upon behalf of the surviving corporation in accordance with the provisions of the Nevada Revised Statutes, the said corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware and by the laws of the State of Nevada, and that they will cause to be performed all necessary acts within the State of Delaware and the State of Nevada and elsewhere to effectuate the Merger herein provided for.

10.        The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the Merger herein provided for.

11.        The effective time of this Agreement and Plan of Merger, and the time at which the Merger herein agreed shall become effective in the State of Delaware and the State of Nevada, shall be on the last to occur of:

(a) the approval of this Agreement and Plan of Merger by the stockholders of the terminating corporation in accordance with the DGCL; or

(b) the date this Agreement and Plan of Merger, or a certificate of merger meeting the requirements of the Nevada Revised Statutes, is filed with the Secretary of State of the State of Nevada; or

(c) the date this Agreement and Plan of Merger, or a certificate of merger meeting the requirements of the Delaware Revised Statutes, is filed with the Secretary of State of the State of Delaware.

12.        Notwithstanding the full approval and adoption of this Agreement and Plan of Merger, the said Agreement and Plan of Merger may be terminated at any time prior to the filing thereof with the Secretary of State of the State of Nevada.

13.        Notwithstanding the full approval and adoption of this Agreement and Plan of Merger, the said Agreement and Plan of Merger may be amended at any time and from time to time prior to the filing thereof with the Secretary of State of the State of Delaware and at any time and from time to time prior to the filing of any requisite merger documents with the Secretary of State of the State of Nevada except that, without the approval of the stockholders of the Company and the stockholders of Merger Sub, no such amendment may (a) change the rate of exchange for any shares of the Company or the types or amounts of consideration that will be distributed to the holders of the shares of stock of The Company; (b) any term of the Articles of Incorporation of the surviving corporation; or (c) adversely affect any of the rights of the stockholders of the Company or Merger Sub.

IN WITNESS WHEREOF, this Agreement and Plan of Merger is hereby executed upon behalf of each of the constituent corporations parties hereto.

Dated:   October 31, 2011

ENVIRONMENTAL CREDITS, LTD. a Delaware corporation By: /s/ Ralph M. Amato Name: Ralph M. Amato Title: President and Chief Executive Officer

GLYECO, INC. a Nevada corporation By: /s/ Ralph M. Amato Name: Ralph M. Amato Title: President and Chief Executive Officer